Exhibit 4.11
DIRECTORS’ DEFERRED COMPENSATION PLAN
(As Amended and Restated on November 8, 2000)
     Developers Diversified Realty Corporation (the “Company”) desires to establish a Directors’ Deferred Compensation Plan (the “Plan”) to assist it in attracting an retaining persons of competence and stature to serve as outside directors by giving them the option of deferring receipt of the fees payable to them by the Company for their services as directors.
     Therefore, the Company hereby adopts the Plan as hereinafter set forth:
     1. Effective Date. The Plan shall apply to all elections to defer made after its adoption and shall be applicable to all directors’ fees payable with respect to periods commencing with the Company’s fiscal quarter which began April 1, 1994.
     2. Participation. Each director of the Company (a) who is duly elected to the Company’s Board of Directors and (b) who receives fees for services as a director, may elect to defer receipt of fees otherwise payable to him, as provided for in the Plan. Each such director who elects to defer fees shall be a Participant in the Plan.
     3. Administration. The Company’s Board of Directors appoints David M. Jacobstein and James A. Schoff, directors and officers of the Company who are not eligible to become Participants, to act as the Administrators of the Plan (“Administrators”). They shall serve at the pleasure of the Board of Directors and shall administer, construe and interpret the Plan. The Administrators shall not be liable for any act done or determination made in good faith. The Board of Directors shall have the power to designate additional or replacement Administrators at its discretion.
     4. Deferrals.
     (a) Deferral Election. Any eligible director may file with the Company, and/or the Administrators of the Plan, an election in writing to participate in the Plan with respect to fees for services to be rendered after the date of such election. When a deferral election is filed, no fees will be paid for services so designated for the year (or portion thereof) and all succeeding years. If an election has been filed to participate in the Plan and a Participant wishes to discontinue deferral of future fees, an election to terminate participation in the Plan for any year must be filed prior to January 1 of that year.

     (b) Accounting. Appropriate records shall be maintained by the Company (“Deferral Accounts”) which shall list and reflect each Participant’s credits and valuations. The Company shall credit to each Participant’s Deferral Account an amount equivalent to the fees that would have been paid to him if he had not elected to participate in the Plan. The credit shall be made on the date on which the fee would have been paid absent a deferral election. No funds shall be segregated into the Deferral Accounts of Participants; said Accounts shall represent general unsecured obligations of the Company.
     (c) Valuation. Until the first distribution to a Participant, amounts credited to a Deferral Account of such Participant shall be increased or decreased as measured by the market value of the Company’s Common Shares plus the value of dividends or other distributions on the Company’s Common Shares. Each amount credited to a Deferral Account shall be assigned a number of Share Units (including fractions of a Share) determined by dividing the amount credited to the Deferral Account, whether in lieu of payment of fees for service as a director or as a dividend or other distribution attributable to such Share Units, by the fair market vale of share of the Company’s Common Shares on the date of credit. Fair market value shall be the mean between the high and low selling price of a share of the Company’s Common Share on the New York Stock Exchange on the concerned date or, if no sales occurred on such date, on the most recent preceding date on which sales occurred. Each Share Unit shall have the value of a Common Share of the Company. The number of Share Units shall be adjusted to reflect stock splits, stock dividends or other capital adjustments effected without receipt of consideration by the Company.
     5. Distribution. A Participant shall elect in writing, at the time he makes each deferral election under subparagraph 4(a), the date on which distribution of the credit to his Deferral Account to which the deferral election relates shall commence and the method of distribution, as permitted hereunder. In the event a Participant continues to serve as a director of the Company on the date two years prior to the date distributions are to commence, such Participant may elect on or before such date in writing to defer further the commencement of distributions hereunder. Payment shall commence not earlier than the January 1 following year in which the Participant attains age 55, and not later than the January 1 following the year in which the Participant attains age 72. Commencing immediately prior to the first distribution to a Participant and continuing thereafter, amounts credited to the Deferral Account of such Participant shall be credited with interest, compounded quarterly, calculated at a rate per annum equal to the prime rate of interest as published in The Wall Street Journal in effect on the first day of each fiscal quarter of the Company. Payment may be made in one lump sum, or five or ten equal annual installments of the Deferral Account balance allocated to each installment payments determined as of the December 31 immediately preceding commencement of distribution, with each payment accompanied by any interest credited during the period proceeding payment of the installment. The time of and method of distribution of benefits may vary with each separate election, but except as otherwise provided herein, each election shall be irrevocable. The Deferral Accounts do not represent rights to acquire the Company’s Common Shares; payment shall only be made in cash.

     6. Death or Disability.
     (a) In the event a Participant’s service is terminated by reason of death or disability prior to the distribution of any portion of his benefits, the Company shall, within ninety (90) days of the date of service termination, commence distribution of benefits to the Participant (or to the beneficiary or beneficiaries in the event of death). Distribution shall be made in accordance with the method of distribution elected by the Participant pursuant to paragraph 5 hereof. In the event a Participant’s death or disability occurs after distribution of benefits hereunder has begun, the Company shall continue to make distributions to the Participant (or to the beneficiary or beneficiaries in the event of death) in accordance with the methods of distribution elected by the Participant pursuant to paragraph 5 hereof.
     (b) Each Participant shall have the right to designate one or more beneficiaries to receive distributions in the event of the Participant’s death by filing with the Company a beneficiary designation on a form provided. The designated beneficiary or beneficiaries may be changed by a Participant at any time prior to his death by the delivery to the Company of a new beneficiary designation form. If no beneficiary shall have been designated, or if no designated beneficiary shall survive the Participant, distribution pursuant to this provision shall be made to the Participant’s estate.
     7. Assignment and Alienation of Benefits. The right of the each Participant to any account, benefit or payment hereunder shall not, to the extent permitted by law, be subject in any manner to attachment or other legal process for the debts of such Participant; and no account, benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.
     8. Amendment or Termination. The Board of Directors of the Company may amend or terminate this Plan at any time and from time to time. Any amendment or termination of this Plan shall not affect the rights of a Participant accrued prior thereto without his written consent.
     9. Taxes. The Company shall not be responsible for the tax consequences under federal, state or local law of any lection made by any Participant under the Plan. All payments under the Plan shall be subject to withholding and reporting requirements to the extent permitted by applicable law.
     10. Applicable Law. This plan shall be interpreted under the laws of the State of Ohio.
..
     IN WITNESS WHEREOF, the Company has caused this Plan, as amended and restated, to be executed by its President this 12th day of December, 2000.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ David M. Jacobstein
David M. Jacobstein, President
and Chief Operating Officer

FIRST AMENDMENT
TO THE
DEVELOPERS DIVERSIFIED REALTY CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
     WHEREAS, Developers Diversified Realty Corporation (the “Company”) adopted the Developers Diversified Realty Corporation Directors’ Deferred Compensation Plan (the “Plan”), most recently amended and restated effective November 8, 2000;
     WHEREAS, the Company desires to amend such Plan;
     NOW, THEREFORE, pursuant to the power reserved to the Company in Section 8 of the Plan, the Company hereby amends the Plan in the following particulars:
     1. Effective as of January 1, 2004, by substituting the phrase “one year” for the phrase “two years” in the second sentence of Section 5 of the Plan.
     2. Effective as of January 1, 2005, by adding the following Supplement A to the Plan immediately following Section 10 thereof;
“Supplement A
Deferral Elections Designed to Comply with Transition Guidance under the
American Jobs Creation Act of 2004
A-1. Introduction. The Company maintains the Plan, under which Participants made deferrals of directors’ fees payable prior to January 1, 2005. Effective as of January 1, 2005, the Company will establish a new 2005 Directors’ Deferred Compensation Plan (the ‘2005 Plan’) to allow eligible participants to make deferrals of directors’ fees payable on and after January 1, 2005. The 2005 Plan is designed to comply with the provisions of the American Jobs Creation Act of 2004 (the ‘Jobs Act’) and Section 409A of the Internal Revenue Code (the ‘Code’) and the regulations thereunder. However, except as provided in this Supplement A, this Plan is not subject to the Jobs Act and Section 409A of the Code.
A-2. Deferral Elections Designed to Comply with the Jobs Act. In accordance with Q&A-21 of IRS Notice 2005-1, Plan Participants shall have the right to file deferral elections relating to 2005 directors’ fees that are not yet payable (‘Transition Deferral Elections’) prior to March 15,

2005. Any amounts deferred pursuant to a Transition Deferral Election shall be subject to the requirements and restrictions of the Jobs Act and Section 409A of the Code.
A-3. Separate Accounting of Contributions. Beginning January 1, 2005, the Company shall separately account for all amounts under the Plan that are subject to the Jobs Act and Section 409A of the Code. Such amounts shall be kept separate from all amounts that are not subject to said requirements.
A-4. Revocation and Modification of 2005 Deferral Elections. In accordance with Q&A-20 of IRS Notice 2005-1 and the IRS proposed regulations under Section 409A of the Code, Plan Participants shall have the right to cancel a deferral election or reduce the amount of directors’ fees deferred for the 2005 calendar year at any time during 2005.
A-5. Modification of Distribution Elections Applicable to Jobs Act Accounts. In accordance with Q&A-19(c) of IRS Notice 2005-1 and the IRS proposed regulations under Section 409A of the Code, during 2005 and 2006, Plan Participants shall have the right to modify their elections with respect to the form and timing of payment of their Jobs Act Accounts, notwithstanding any restrictions of the Jobs Act and Section 409A of the Code that generally become applicable effective January 1, 2005. A modification made during 2006 pursuant to this paragraph A-5 shall only apply to amounts that would not otherwise be payable in 2006 and may not cause an amount to be paid in 2006 that otherwise would not be payable in such year.
A-6. Use of Terms. Terms used in this Supplement A with respect to the Plan shall, unless defined in this Supplement A, have the meanings of those terms as defined in the Plan.”
     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this instrument this 19th day of December, 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Joan U. Allgood
Joan U. Allgood
	Title:	Executive Vice President

SECOND AMENDMENT
TO
DEVELOPERS DIVERSIFIED REALTY CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
          WHEREAS, Developers Diversified Realty Corporation (the “Company”) maintains the Developers Diversified Realty Corporation Directors’ Deferred Compensation Plan (the “Plan”), under an instrument amended and restated effective November 8, 2000, as amended on one subsequent occasion; and
          WHEREAS, the Company desires further to amend such Plan, but not in any manner constituting a material modification for purposes of Section 409A of the Internal Revenue Code;
          NOW, THEREFORE, pursuant to the power reserved to the Company in paragraph 8 of the Plan, the Company hereby amends the Plan in the following particulars:
     1. Effective as of May 8, 2007, by replacing the Administrators named in paragraph 3 of the Plan with Joan U. Allgood and Nan R. Zieleniec.
     2. Effective as if originally set forth in the Plan, by restating the third sentence of subparagraph 4(c) to provide as follows:
Fair market value shall be the closing price of a share of the Company’s Common Shares on the New York Stock Exchange on the day preceding the concerned date or, if no sales occurred on such preceding date, on the most recent preceding date on which sales occurred.
     3. Effective as if originally set forth in the Plan, by restating the fourth sentence of paragraph 5 to provide as follows:
Commencing immediately prior to the first distribution to a Participant and continuing thereafter, amounts credited to the Deferral Account of such Participant shall be credited with earnings equal to the value of dividends or other distributions on the Company’s Common Shares as if each Share Unit were a Common Share, and such earnings amount shall be assigned the appropriate number of additional Share Units as described in paragraph 4.
          IN WITNESS WHEREOF, the undersigned duly authorized officer of the Company has executed this instrument this 7th day of November, 2007.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
By:	/s/ Joan U. Allgood
Joan U. Allgood, Executive Vice President